Baker Tilly US, LLP
205 N Michigan Ave, 28th Fl
Chicago, IL 60601-5927
United States of America

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bakertilly.com

January 8, 2025

Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the independent registered public accounting firm for Flux Power Holdings, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Change in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated January 8, 2025 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Baker Tilly US, LLP

Jim Rotherham
Principal

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms.